Exhibit 99.1

Entegris Announces Stock Buyback Program

CHASKA (Minneapolis), Minn., November 15, 2007 – Entegris, Inc. (Nasdaq: ENTG) today announced a share buyback program to repurchase up to $49 million of its common stock in open market purchases under an existing stock repurchase authorization by the Company’s Board of Directors. The share buyback program, which will commence on December 1, 2007, was established in accordance with the provisions of Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934.

Entegris completed its most recent stock repurchase program in June through a $250 million tender offer. Under that program and a previous accelerated buyback program executed in October 2006, the Company repurchased approximately 29 million shares, reducing its outstanding common shares by approximately 17 percent. As of October 30, 2007, the Company had approximately 116 million common shares outstanding.

ABOUT ENTEGRIS

Entegris is the global leader in materials integrity management, delivering a wide range of products for purifying, protecting and transporting critical materials used in processing and manufacturing in semiconductor and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.

Forward-Looking Statements

Certain information contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current management expectations only as of the date of this press release, which involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Statements which are modified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “may,” “will,” “should” or the negative thereof and similar expressions as they relate to Entegris or our management are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. These risks include, but are not limited to, fluctuations in the market price of Entegris’ stock, future operating results of Entegris, other acquisition and investment opportunities available to Entegris, general business and market conditions and other factors. Additional information concerning these and other risk factors may be found in previous financial press releases issued by Entegris and Entegris’ periodic public filings with the Securities and Exchange Commission, including the discussion described under the headings “Risks Relating to our Business and Industry,” “Manufacturing Risks,” “International Risks,” and “Risks Related to Securities Markets and Ownership of Our Securities” in Item 1A of our Annual Report on Form 10–K for the fiscal year ended December 31, 2006, as well as other matters and important factors disclosed previously and from time to time in the filings of Entegris with the U.S. Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we undertake no obligation to update publicly any forward-looking statements contained herein.

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